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Exhibit 99:

CELESTIAL VENTURES CORPORATION AND POLYMER DYNAMICS, INC. FINALIZE MERGER AGREEMENT

Upper Saddle River, NJ April 6, 2001 / PRNewswire/ -- Celestial Ventures Corporation ("CVC") (Nasdaq: CVNR) and Polymer Dynamics, Inc. ("PDI") today announced that they entered into a definitive merger agreement pursuant to which PDI will be merged with and into CVC. The surviving corporation of the merger will be a Nevada corporation that will conduct PDI's business under the name "Polymer Dynamics, Inc." Completion of the merger is subject to various conditions, including, among other things, the filing and effectiveness of a Registration Statement on Form S-4 in accordance with the Securities Act of 1933, as amended, and the approval of CVC's and PDI's shareholders. Under the Merger Agreement, each outstanding share of CVC's Common Stock shall remain unchanged, and each outstanding share of CVC's Preferred Stock will be converted into one-fifteenth (1/15th) of a share of the surviving corporation's Common Stock. Each outstanding share of PDI's Common Stock will be converted into a single share of Common Stock of the surviving corporation. Based on the current number of shares of CVC and PDI capital stock outstanding, upon completion of the Merger, the former stockholders of PDI will own approximately 92% of the Common Stock of the surviving corporation.

CVC and PDI had previously entered into a merger agreement in March 1998. The prior merger agreement terminated by its terms on December 31, 1998 because conditions to closing the merger were not met.

PDI is a developer and manufacturer of high performance polyurethane materials and functional footwear components with its executive offices in Allentown, Pennsylvania.

                  This press release contains forward-looking statements. Actual results could differ materially from those projected in the forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained under the heading of Risk Factors listed from time to time in the Company's filings with the Securities and Exchange Commission.

SOURCE Celestial Ventures Corporation; Polymer Dynamics, Inc.

CONTACT: Irwin Schneidmill for Celestial Ventures Corporation, 201-934-2111; or Deborah L. Kocher for Polymer Dynamics, Inc., 610-798-2200.